Exhibit 10.21

Dated as of February 12, 2020

Peter McGuinness

Dear Peter,

I am pleased to offer you the position of President and Chief Operating Officer (“COO”) of Chobani Global Holdings, LLC (the “Company”), reporting directly to the Company’s Chief Executive Officer (“CEO”), Hamdi Ulukaya effective August 28, 2019. This is a continuation of your employment by Company, which commenced pursuant to a letter agreement dated June 18, 2013.

The following outlines the terms and conditions of the Company’s offer:

•

Duties and Authority. As President and COO of the Company, you shall perform those duties and shall have such authority, duties and responsibilities normally consistent and incident to the offices of President and COO and shall perform such additional duties and shall have such additional authority and responsibilities as the CEO may reasonably prescribe. You shall in good faith cooperate and work collaboratively with the CEO and other members of the Company’s senior management team to advance the Company’s best interests and shall exercise the duties and responsibilities of President and COO in conformity with the policies of the Company. You shall devote such time as is reasonably necessary to discharge your duties and conduct yourself in a manner that promotes and is supportive of and consistent with an aligned and collaborative leadership and management team and the Company’s culture and values. You shall devote all of your business time, energy, business judgment, knowledge and skill and your best efforts to the performance of your duties as President and COO of the Company. You will not engage in any other business, profession, or occupation for compensation or otherwise, without the prior written consent of the CEO.

•

Base Salary. The Company will pay you a “Base Salary” at an annual rate less all applicable withholdings, payable in accordance with the regular payroll practices of the Company. On January 23, 2020, the Board of FHU US Holdings, LLC (the “Board”) approved your base pay annual rate of $850,000, and you received a merit increase of 3% effective on March 29, 2020, increasing your annualized base pay to $875,500. The Board will review your base pay and total annual target compensation each year in March during the company’s annual merit cycle process.

•	Guaranteed Bonus. In assuming your new duties as President and COO, you acknowledge that the Company paid to you an incremental bonus of $150,000 in October 2019.

•

Annual Bonuses. For each Company fiscal year ending during your employment with the Company, you will participate in the Company’s Annual Incentive Plan (AIP) as in effect from time to time. Under the AIP, you will have the opportunity to earn, on an annual basis, a cash bonus of 100% of your annual base salary (“Annual Bonus”) subject to the achievement of performance objectives and goals for the applicable performance period determined by the Board from time to time, which performance objectives and goals for a particular performance period will be consistent with those of other comparable senior executive officers. For fiscal year 2020, you shall be subject to the AIP goals and objectives approved by the Board and communicated to you upon Board approval as part of the eligible employee communication. Your AIP for 2020 will based on your actual base salary earnings for 2020.

In addition, for fiscal year 2020, you will be entitled to earn an additional bonus of $150,000 (“2020 Additional Bonus”) which will be payable upon the Company’s achievement of the following metrics:

(i)

Up to $75,000 based on the achievement of the metrics under the 2020 AIP with such amount determined based on the 2020 AIP grid approved by the Board (with the understanding that such amount will be capped at $75,000 based on achievement of 100% of the 2020 AIP), and

(ii)	$75,000 at the discretion of the Founder and CEO based on your achievement of agreed upon goals for the remainder of 2020.

The 2020 Additional Bonus with respect to fiscal year 2020, and the AIP with respect to each fiscal year you are employed by the Company, will be paid to you at the same time annual bonuses under the Company’s AIP for such fiscal year ended are paid to other employees of the Company; you must be employed on the date of payment in order to be entitled to such 2020 Additional Bonus and the AIP.

All bonus monies earned by you for a fiscal year ended will be paid to you at the same time annual bonuses under the AIP are paid to other senior executive officers of the Company for such fiscal year ended.

•

Benefit Plans. In addition, during your employment with the Company you will be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executive officers, excluding the Founder and CEO, subject to satisfying the applicable eligibility requirements. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company shall promptly provide you with copies of benefit plan documents, and any amendments thereto, which may be adopted from time to time, which are generally available to other employees; and such other documents regarding the Company’s benefit plans that you may reasonably request.

•

Vacation Time. During your employment with the Company you will be entitled to four (4) weeks of paid vacation per calendar year (as pro-rated for partial years) in accordance with the Company’s policy on accrual and use applicable to other senior executive officers as in effect from time to time.

•

Severance. If you terminate your employment for good reason[1] or if the Company terminates your employment without cause[2] or your employment terminates due to your death or Disability (as defined below), then, subject to the provisions of this offer letter, the Company will pay you: (i) 100% of your AIP for the fiscal year performance period during which such termination occurs, based on the percentage payout approved by the Board in connection with the achievement of the applicable performance objectives and goals for such applicable fiscal year under the AIP, with such payment to be paid to you at the time annual bonuses under the Company’s AIP for such fiscal year ended are paid; (ii) if such termination occurs in fiscal year 2020, your 2020 Additional Bonus, to the extent that the Company achieves the applicable performance objectives and goals for such fiscal year applicable to such 2020 Additional Bonus, as determined by the CEO and the Board, with such payment to be paid to you at the time annual bonuses under the Company’s AIP for such fiscal year ended are paid; and (iii) 18 months of your then Base Salary (less applicable deductions), which will be paid in equal amounts bi-weekly or weekly, in accordance with the Company’s then normal payroll cycle. The payments above are conditioned on your (or your heirs) signing a general release of any and all claims against the Company in a form reasonably acceptable to the Company, your delivery of such release to the Company within 45 days after the date of your termination and your not revoking such release pursuant to any revocation rights afforded by applicable law, and are subject to the provisions of the Agreement of Confidentiality and Non- Competition (as herein defined); and, provided, further, any payments to be paid to you hereunder are subject to your continued compliance with the Agreement of Confidentiality and Non-Competition. As used herein, “Disability” is defined as a condition that entitles you to receive long-term disability benefits under the Company’s long-term disability plan. Any question as to the existence of the your Disability as to which you and the Company cannot

[1]

For purposes of this offer letter, “good reason” shall mean the occurrence of any of the following events, without your written consent, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by you to the Company: (i) the material diminution in your title, duties, or responsibilities; (ii) a material diminution in your Base Salary or your target Annual Bonus; (iii) the Company’s material breach of the Company’s obligations to you under this offer letter; or (iv) the relocation of your primary place of business from New York City to another location greater than 50 miles away. You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute good reason within 30 days after you first know, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, and you must actually terminate your employment within 30 days following the expiration of the Company’s cure period, if the Company has not cured as set forth above; otherwise, any claim of such circumstances as “good reason” shall be deemed irrevocably waived by you.

[2]

For purposes of this offer letter, termination for “cause” (or words of similar import) means termination of your employment by the Company based upon the occurrence of one or more of the following: (i) your refusal or material failure to perform your job duties and responsibilities (other than due to your Disability); (ii) your failure or refusal to comply in any material respect with the policies of the Company or lawful directives of the Chief Executive Officer and/or the Company’s manager (or comparable governing body); (iii) your material breach of any contract or agreement between you and the Company (including but not limited to this offer letter and the Agreement of Confidentiality and Non-Competition (or any other employment, severance, restrictive covenants or similar agreements between you and the Company)); (iv) your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company; (v) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets (including, without limitation, its products); (vi) your engaging in unprofessional, unethical or wrongful acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, its property or assets (including, without limitation, its products); or (vii) your indictment, conviction or plea of nolo contendere or guilty plea with respect to any felony or crime of moral turpitude.

agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and you shall be final and conclusive for all purposes of this Agreement.

•

Place of Performance. You will be based remotely, with a primary office in New York, New York. You and the Company acknowledge that there will be extensive travel on business consistent with your position.

•

Profits Interest/Long Term Incentive Plan (LTIP). The Company will make you a grant of profits interests under the CGH Management Holdings, LLC 2020 Management Plan (the “2020 Management Plan”) in the amount of 1,422,418 Class B units in CGH Management Holdings, LLC, with a vesting commencement date of January 1, 2019 pursuant to the terms and conditions set forth in the Grant Agreement related thereto. In addition, you will be entitled to participate in the Company’s 2020 Long-Term Incentive Plan (“LTIP”) with a Target Value (as defined in the LTIP) of $1,122,000 for the Performance Period (as defined in the LTIP) from January 1, 2020 to December 31, 2021 pursuant to the terms and conditions set forth in the LTIP Award Notice related thereto. The profits interest under the 2020 Management Plan and the LTIP award will each be memorialized in a Grant Agreement and Award Notice, respectively, and will be subject to the terms and conditions of the 2020 Management Plan, the CGH Management Holdings, LLC Amended and Restated Limited Liability Company Agreement, and the LTIP. Subject to approval of the Board (which will be included on the Agenda for the January 28, 2021 Board Meeting), the Company agrees not to exercise the Repurchase Option (as defined in the 2020 Management Plan) under the 2020 Management Plan, or the Repurchase Option (as defined in the CGH Management Holdings, LLC 2016 Management Plan (the “2016 Management Plan”)) under the 2016 Management Plan for any Class B units vested as of December 31, 2020.

•

Confidentiality and Non-Competition. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. You agree to sign the Company’s Agreement of Confidentiality and Non-Competition attached hereto as Exhibit B, which will supersede and replace the Agreement of Confidentiality and Non-Competition executed by you on June 19, 2013.

•

Employment At-Will. Please understand that this offer letter does not constitute a contract of employment for any specific period of time, and you maintain your employment at-will relationship that you have had since you joined the Company. You may be terminated at any time by you or the Company, with or without Cause. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by the CEO (or, an authorized designee) and you.

•

Entire Agreement. This offer letter (together with the Agreement of Confidentiality and Non-Competition) constitutes our entire offer regarding the terms and conditions of your employment with the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The Company will have the right to assign this offer letter in connection with the transfer or sale of all or substantially all of its assets or business, or in the event of its merger, consolidation, change-in-control or similar transaction.

•	IRC 409A. This offer letter is intended to comply with Section 409A of the Code, and shall be construed and interpreted in accordance with such intent. A termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this offer letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this offer letter shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this offer letter that is considered non-qualified deferred compensation. In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

•

Miscellaneous. This offer letter will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles. This offer letter may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this offer letter. The signature of either you or our CEO hereto transmitted electronically or by facsimile shall be deemed to be your or his original signature for all purposes.

Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer letter together with the executed Agreement of Confidentiality and Non-Competition to me at your earliest convenience.

Sincerely,

Hamdi Ulukaya

Founder and Chief Executive Officer

Sincerely,

/s/ Hamdi Ulukaya

Hamdi Ulukaya
Founder and Chief Executive Officer

ACCEPTED AND AGREED AS OF December 31 2020

/s/ Peter McGuinness
Peter McGuinness

Exhibit A

NDA

Employee Confidentiality, Non-Competition and Non-Solicitation Agreement

This Employee Confidentiality, Non-Competition and Non-Solicitation Agreement (“Agreement”), effective as of your first day of employment, is entered into by and between Chobani, LLC, on behalf of itself, its subsidiaries and its affiliates (collectively referred to herein as the “Chobani”), and the undersigned employee who is referred to in this Agreement as “Employee”, “me”, “I”, “my” or by similar words of reference.

In consideration of my employment by Chobani, my access to and provision with Confidential Information belonging to Chobani, which I acknowledge to be good and valuable consideration for my obligations hereunder, I agree with Chobani as follows:

1.     Confidential Information. I understand and acknowledge that during the course of employment by Chobani, I will have access to, learn about and be provided with confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to Chobani and its business, employees, and existing and prospective customers, suppliers, investors and other associated third parties, that are not generally known or available to the general public, but have been developed, compiled or acquired by Chobani at its great effort and expense (“Confidential Information”). I further understand and acknowledge that this Confidential Information and my ability to reserve it for the exclusive knowledge and use of Chobani is of great competitive importance and commercial value to Chobani, and that improper use or disclosure of the Confidential Information by me will cause irreparable harm to Chobani, for which remedies at law will not be adequate and may also cause Chobani to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties. Chobani’s “Confidential Information” includes but is not limited to the following:

•	corporate plans and strategies and company financial information;

•	marketing and advertising plans and strategies, anticipated sales promotions, creative concepts and packaging;

•	pricing information and strategies, cost information, sales figures, forecasts and reports;

•	manufacturing methods, processes, techniques and sequences;

•

product specifications, formulas, research and development knowledge and know-how, concepts, ideas, applications, ingredients (including cultures, their names and formulations), recipes, compositions, discoveries and data;

•	supply chain plans, processes and practices;

•	product innovations and future product, service and other launches;

•

consumer, customer and retailer lists and prospects, confidential consumer, customer and retailer information (including, contact information, terms and conditions of customer and retailer contracts and agreements (written or oral));

•	employee lists, personnel records, other employee files and information, methods, skills, and abilities; and

•	vendor and supplier lists, confidential vendor and supplier information (including, terms and conditions of vendor and supplier contracts and agreements (written or oral)).

I understand and agree that Confidential Information developed by me in the course of my employment by Chobani shall be subject to the terms and conditions of this Agreement as if Chobani furnished the same Confidential Information to me in the first instance. Confidential information belonging to other companies may not be disclosed or used except as permitted by a non-disclosure agreement signed by Chobani and the other party thereto and except as required in the performance of my authorized employment duties to Chobani.

2.     Disclosure and Use Restrictions. During my employment with Chobani and thereafter, I will (a) treat all Confidential Information as strictly confidential; (b) not, directly or indirectly, disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and to use the Confidential Information in connection with the business of Chobani and, in any event, not to anyone outside of the direct employ of Chobani except as required in the performance of my authorized employment duties to Chobani (and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared) or with the prior consent of an authorized officer acting on behalf of Chobani (and then, in each case, such disclosure shall be made only within the limits and to the extent of such duties or consent); (c) not access or use any Confidential Information, or copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Chobani, except as required in the performance of my authorized employment duties or with the prior consent of an authorized officer acting on behalf of Chobani (and then, in each case, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing contained in this Agreement prohibits or prevents me from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, FINRA, etc.). Under the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to my attorney in relation to a lawsuit for retaliation for my reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.     Confidential Information of Former Employers; No Conflicting Obligation. I will not disclose or use confidential information belonging to my former employer(s). I represent that (i) my performance of the terms of this Agreement and my employment by Chobani does not and will not breach or conflict with any agreement with any third-party (including my former employer), including any confidentiality, non-compete or non-solicit agreement, and (ii) I am not subject to any non-solicit agreement which would impact my ability to hire employees at Chobani.

4.     Business Reputation. I will not make or publish any statement that will disparage or adversely affect the name, reputation, products or business interests of Chobani, including statements to the media and posting information (including pictures) on the Internet and on Facebook, Twitter, Instagram and other social media sites (both public and private).

5.     Return of Property. Upon termination of my employment, or at the request of Chobani, I agree to immediately return, and not retain a copy of (including in electronic form), all Chobani property within my possession or control, including all Confidential Information in whatever form. For any equipment or devices owned by me on which information concerning Chobani is stored or accessible, I agree, immediately upon or prior to termination from employment, to deliver such equipment or devices to Chobani so that any proprietary information may be deleted or removed. I expressly authorize Chobani’s designated representatives to access such equipment or devices for this limited purpose, and I shall provide any passwords or access codes necessary.

6.     Non-Competition During the Restricted Period. I acknowledge and agree that Chobani is engaged in a highly competitive and global business, and that by virtue of my position, responsibilities access to Chobani’s Confidential Information, my engaging in a business which is directly competitive with Chobani will cause it great and irreparable harm. For the term of my employment and for one year thereafter (“Restricted Period”), I will not as an employee or otherwise in any other capacity, directly or indirectly, either alone or in association with any other person or entity, be employed by, perform services as a contractor, consultant or provide services for in any other capacity, or become an owner or manager of: Group Danone S.A., Fage Dairy Industry S.A., Lactalis International or General Mills, Inc., including any affiliated entities or joint ventures of the foregoing entities engaged in a Competitive Business (as defined below) and any successors and/or assigns of any of the foregoing entities’ Competitive Business (the “Identified Companies”), or any other person or entity engaged in a Competitive Business (“Other Companies”). For purposes of this Agreement, “Competitive Business” means any business related to the research, development, production, manufacture, distribution, marketing or sale of (i) yogurt-based products (including, without limitation, Greek yogurt, regular yogurt, frozen yogurt, yogurt-based dips, yogurt shakes and smoothies, and drinkable yogurt, and whether packaged with dry or wet goods), probiotics, dairy (including milk and creamer) or dairy substitute or alternative products (including coconut, soy, nut and oat-based products); or (ii) any product or business that, to my knowledge, Chobani is engaged in, or actively planning or evaluating engaging in. In recognition of the global nature of Chobani’s Business which includes the sale of its products and services world-wide, this restriction shall apply throughout the United States of America, or as broadly as possible consistent with applicable law, and such other countries where Chobani is conducting business as of the date of my separation from employment with Chobani.

7.     Non-Solicitation of Customers. During the course and solely by reason of employment by Chobani, I may come into contact with some, most or all of Chobani’s commercial customer and retail partners, including but not limited to grocery, mass, convenience and online grocery stores (“Customers”) and prospective Customers, and will have access to Confidential Information Chobani’s current and prospective Customers and related information, including but not limited to information regarding Customer contacts and representatives, Customer needs and requirements, and financial arrangements with Customer, and will have access to and the benefit of good will developed by Chobani with its Customers. During the Restricted Period, I will not directly or through others service or solicit Customers or prospective Customers of Chobani for the purpose of selling products and services of the type developed, sold and provided by Chobani, and for which I had responsibility or knowledge of or access to Confidential Information while employed by Chobani, or induce Customers or prospective Customers of Chobani to lessen or not do business with Chobani. This restriction shall apply only to those Customers or prospective Customers of Chobani with whom I had contact or about whom I learned Confidential Information during my employment with Chobani.

8.     Non-Solicitation of Business Partners. During the course and solely by reason of employment with Chobani, I may come into contact with Chobani’s vendors, suppliers, distributors, or other business partners (“Business Partners”), and will have access to Confidential Information concerning Chobani’s Business Partners, including their financial arrangements, needs and requirements, and develop relationships with such Business Partners. During the Restricted Period, I will not, directly or indirectly, in any manner, solicit, assist, discuss with or advise, influence, induce or otherwise encourage in any way, any Business Partner of Chobani to cancel, terminate or lessen its business relationship with Chobani.

9.     Non-Solicitation. I acknowledge and agree that solely as a result of employment with Chobani, and in light of the broad responsibilities of such employment which include working with other employees and contractors of Chobani, I will come into contact with and acquire Confidential Information regarding other employees, contractors and consultants of Chobani, and will develop relationships with those employees, contractors and consultants. Accordingly, during the Restricted Period, I shall not, either on my own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, hire, solicit, assist, discuss with or advise, influence, induce or encourage in any way, any employee, contractor or consultant of Chobani to leave employment with or service to Chobani, or diminish their services to Chobani.

10.     Work Product. I acknowledge and agree that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by me individually or jointly with others during the period of my employment by Chobani and relating in any way to the business or contemplated business, research, or development of Chobani (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same), including all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Chobani. For purposes of this Agreement, Work Product includes any information, plans, publications, research, strategies, techniques, know-how, computer programs or applications, software or web designs, work in process, results, developments, reports, graphics, drawings, sketches, market studies, formulae, algorithms, product plans, product designs, unpublished patent applications, specifications, customer information, customer and consumer information and lists, and manufacturing, sales, advertising and marketing information. I acknowledge that, by reason of being employed by Chobani at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by Chobani. I further covenant and agree that I will promptly disclose such Work Product to Chobani, and make and maintain for Chobani adequate and current written records of my innovations, inventions, discoveries and improvements made solely or jointly with others, said written records to be made available to and remain the sole property of Chobani at all times. I hereby assign to Chobani, without additional compensation, the entire Intellectual Property Rights for the United States and all foreign countries. I covenant and agree to (i) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling Chobani to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to the Intellectual Property Rights and to enable Chobani to protect its proprietary interests therein; and (ii) give testimony, at Chobani’s expense, in any action or proceeding to enforce the Intellectual Property Rights, during and after my employment, as needed. I hereby irrevocably grant Chobani power of attorney to execute and deliver any such documents on my behalf in my name and to do all other lawfully permitted acts to transfer the Work Product to Chobani and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if I do not promptly cooperate with Chobani’s request (without limiting the rights Chobani shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by my subsequent incapacity. Appendix A attached to this Agreement fully describes all inventions developed by me alone or jointly with others before being employed by Chobani (“Prior Inventions”), and which are, therefore, not part of this Agreement. If no separate sheet is attached, the parties acknowledge that there exist no such Prior Inventions. If in the course of employment with Chobani, I incorporate into a Chobani product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to Chobani a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

11.     Duration/Assignment. This Agreement applies throughout my employment with Chobani, regardless of any changes in my title, compensation, responsibilities, or any other terms and conditions of my employment. Termination of my employment with Chobani for any reason shall not release me from my agreements and obligations under this Agreement. Chobani may assign this Agreement and its rights hereunder to its successors and assigns, and my agreements and obligations under this Agreement shall be enforceable by such successors or assigns.

12.     Remedies. I agree that compliance with the covenants set forth in this Agreement is necessary to protect the Confidential Information, business and goodwill of Chobani, and that any breach of this Agreement will result in irreparable and continuing harm to Chobani, for which money damages cannot provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of this Agreement by me, the parties agree that Chobani shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and I consent to the issuance thereof forthwith and without bond by any court of competent jurisdiction. In addition, in the event of any breach or anticipatory breach of this Agreement by me, any grant of temporary, preliminary, or permanent injunctive relief, against me, or my claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the parties agree that Chobani shall be entitled to recovery of all reasonable sums and costs, including attorneys’ fees, incurred by Chobani in defending or seeking to enforce the provisions of this Agreement, in addition to any remedies otherwise available to it at law or equity. The restrictive periods set forth in this Agreement (including those set forth in Sections 6 through 9 hereof) shall not expire and shall be tolled during any period in which I am in violation of such restrictions, and therefore such restrictive periods shall be extended for a period equal to the duration of my violations thereof, except as may be limited by applicable law.

13.     At Will Employment; Future Employment. This Agreement does not constitute a contract of employment for any specific period of time. I acknowledge and agree that I am and will remain an “at will” employee, which means that either Chobani or I may terminate my employment at any time and for any reason or for no reason. In the event that I leave the employ of Chobani, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

14.     Publicity. I hereby consent to any and all uses and displays, by Chobani and its agents, of my name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio, and video recordings, digital images, websites, television programs, and advertising, other advertising, sales, and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of my employment by Chobani, for all legitimate business purposes of Chobani (“Permitted Uses”). I hereby forever release Chobani and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of my employment by Chobani, in connection with any Permitted Use.

15.     Miscellaneous.

a.     Restrictions. I acknowledge and agree that the restrictions contained herein, including Sections 6-9, are necessary to maintain the confidentiality of Chobani’s confidential information and the protection of its business and goodwill, and are fair, reasonable, and necessary for such purposes.

b.     Severability. The parties agree they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect Chobani’s Confidential Information, relationships and good will. In the event that any provision of this Agreement or portion thereof is found to be invalid or unenforceable by a court of law or other tribunal of competent jurisdiction, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement, which shall remain in full force and effect, and that court or other tribunal of competent jurisdiction shall modify the provisions found to be unenforceable or invalid so as to make them enforceable, taking into account the purposes of this Agreement and the nationwide and international scope of Chobani’s business and operations.

c.     Other Agreements Survive. I acknowledge and agree that the provisions of this Agreement shall be in addition to, and not in lieu of, the provisions of any other agreement between me and Chobani which apply to my business activities during and/or subsequent to my employment with Chobani. In the event of a conflict between this Agreement and any other agreement between me and Chobani, the terms that are enforceable and most restrictive will govern.

d.     Governing Law; Choice of Forum. This Agreement shall be construed in accordance with the internal laws of the State of New York without giving effect to conflict of law principles. The parties agree that any action or proceeding with respect to this Agreement and my employment shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, or in any other court of competent jurisdiction sitting in the State and County of New York, and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in such court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in such court(s) has been brought in an inconvenient forum. The parties recognize that, if any dispute or controversy arising from or relating to this agreement is submitted for adjudication to any court, the preservation of the secrecy of Confidential Information or Trade Secrets may be jeopardized. Consequently, the parties agree that all issues of fact shall be tried without a jury.

e.     Construction. Use of the words “include”, “includes”, or “including” in this Agreement are deemed to be followed by the words “without limitation”. The headings contained in this Agreement are for convenience only and do not constitute part of and shall not be used to interpret this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the drafting party.

f.     Non-Waiver. The failure of either Chobani or me to exercise any right, power or privilege under this Agreement shall not constitute a waiver of the same right, power or privilege in any other instance. Any waiver by Chobani or by me must be in writing and signed either by me, if I am seeking to waive any of my rights under this Agreement, or by an authorized person of Chobani, if Chobani is seeking to waive any of its rights under this Agreement.

g.     Modification. No modification of this Agreement shall be valid unless made in a writing signed by both parties hereto, wherein specific reference is made to this Agreement, except as provided above.

h.     Binding Effect. This Agreement shall be binding upon me, my heirs, executors and administrators, and upon Chobani and its successors and assigns, and shall inure to the benefit of Chobani and its successors and assigns. This Agreement may not be assigned by me. This Agreement may be enforced by Chobani’s successors and assigns. My obligations under this Agreement shall survive any changes made in the future to my employment terms with Chobani, including but not limited to changes in salary, benefits, bonus plans, job title and job responsibilities.

BY EXECUTING BELOW, I ACKNOWLEDGE I HAVE READ THE ABOVE AGREEMENT, AND HAVE HAD THE OPPORTUNITY TO ASK QUESTIONS ABOUT IT, AND I UNDERSTAND ITS TERMS. I UNDERSTAND THAT VIOLATION OF THIS AGREEMENT IS GROUNDS FOR TERMINATON OF MY EMPLOYMENT WITHOUT CAUSE.

CHOBANI, LLC

By	/s/ Grace C. Zuncic
Name:	Chief People & Culture Officer
Title:	Grace Zuncic

Signature:	/s/ Peter McGuinness
Employee Name: Peter McGuinness
Date: Dec 31, 2020